TECHNOLOGY LICENSE
&
DISTRIBUTION AGREEMENT

FROM

Windaus energy inc.

IN FAVOR OF

Native American Energy Group

February 17, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above 5
1.2 Additional Defined Terms 6
1.3 References 8
1.4 Articles and Sections 9
1.5 Number and Gender 9
1.6 Incorporation of Exhibits 9

ARTICLE II GRANT OF LICENSE AND DISTRIBUTION RIGHTS

2.1 License 9
2.2 Limitation on Use of Technology 10
2.3 Additions, Adaptations, Variations & Modifications 10
2.4 License Fee 10
2.5 New Generation Products 10
2.6 Distribution Rights 10
2.7 Promotion, Marketing and Sales 11
2.8 Support and Service 11
2.9 Training 11
2.10 Places of Business 11
2.11 General Conduct 11
2.12 Returns 11
2.13 Orders 11
2.14 Delivery Schedule for Licensor Products 11
2.15 Shipment 12
2.16 Prices and Payments 12
2.17 Taxes 12
2.18 Spares, Accessories, Supplies and Maintenance Tools 12
2.19 Service Instruction 12
2.20 Product Registrations and Permits: Transfer 13
2.21 Complaints 13
2.22 Limitations of Liabilities and Damages 13
2.23 Reproduction 13
2.24 Markings 13
2.25 Product Change 13
2.26 Exclusivity 13
2.27 Confidentiality 13

ARTICLE III PATENT FEES and ROYALTY FEES

Patent Fees

3.1 Sole Owner of All Patents and Patents Pending ……………………………….......15

Royalty Fees

3.2 Royalty Fees ……………………………………………………………………......15
3.3 Applicable Royalties ……………………………………………………………..15
3.4 Royalty Fee Schedule & Disclosure of Sales Records …………………….........15
3.5 Compliance with Royalty Payments & Disclosure Obligations …………………... 15
3.6 Payments of Royalty Fees ………………………………………………………… 15

ARTICLE IV OWNERSHIP AND IMPROVEMENTS

4.1 Owner as Sole Owner ………………………………………………………… 15
4.2 Improvements Assigned to Licensor ……………………………………………… 15
4.3 Cooperation ……………………………………………………………………….16
4.4 No Challenge to Ownership ……………………………………………………16
4.5 Enforcement of Intellectual Property Rights ………………………………………. 16
4.6 Appointment of Licensor as Attorney-in-Fact ……………………………………17

ARTICLE V ACCESS TO PROJECTS AND INFORMATION …………… 17

ARTICLE VI REPRESENTATIONS, WARRANTIES & COVENANTS

6.1 Licensor Representations ……………………………………………………17
6.2 Third Party Transfer or Availability within Territory ……………………………. 18
6.3 Designation of Licensee in Third Party Agreements ……………………………….. 18
6.4 Exclusivity Rights Compliance ………………………………………………18
6.5 Survival of Covenants …………………………………………………………. 18
6.6 Product Warranties …………………………………………………………… 18
6.7 Licensee Representations………………………………………………………… 19
6.8 Warranties In Lieu of Other Warranties ………………………………………….. 19

ARTICLE VII TERM AND TERMINATION

7.1 Term ……………………………………………………………………........... 19
7.2 Event of Default ……………………………………………………………… 19
7.3 Force Majeure …………………………………………………………........... 20
7.4 Default Remedies …………………………………………………………20
7.5 Obligations of the Parties ……………………………………………………20
7.6 Survival of Claims ………………………………………………………........... 20
7.7 Survival of Certain Provisions ………………………………………………21

ARTICLE VIII INDEMNIFICATION

8.1 Indemnification by Licensor 21
8.2 Indemnification by Licensee 21
8.3 Duty to Defend 21
8.4 Settlement 22

ARTICLE IX DISPUTE RESOLUTION

9.1 Agreement to Dispute Resolution 22
9.2 Initiation of Dispute Resolution 22
9.3 Mediation 23
9.4 Expense of Mediation 23

ARTICLE X MISCELLANEOUS PROVISIONS

10.1 Assignment 23
10.2 Successors and Assigns 23
10.3 Parties in Interest 23
10.4 Amendments / Waivers 23
10.5 Non-Waiver 23
10.6 Notices 24
10.7 Attorneys' Fees 24
10.8 Injunctive Relief 25
10.9 Remedies 25
10.10 Further Assurances 25
10.11 No Agency, Joint Venture, Partnership 25
10.12 Severability 25
10.13 Negotiated Transaction 25
10.14 Counterparts 26
10.15 Entire Agreement 26
10.16 Jurisdiction and Venue 26
10.17 Governing Law 26

SIGNATURE PAGES

Windaus Energy Inc. 26
Native American Energy Group, Inc. 26

EXHIBIT A U.S. Federally Recognized Tribes by State 27

TECHNOLOGY LICENSE & DISTRIBUTION AGREEMENT

THIS TECHNOLOGY LICENSE & DISTRIBUTION AGREEMENT (as amended, modified, supplemented or restated from time to time, this "Agreement") is made and entered into as of the 17th day of February, 2007, by and between Windaus Energy Inc., a corporation organized under the laws of Ontario, Canada ("Licensor"), and Native American Energy Group, Inc., a Nevada corporation ("Licensee"). Licensor and Licensee are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, Owner (as hereinafter defined) is the exclusive distributor of the entire right, title, and interest in and to U.S. and Foreign Patents and Patent Applications involving the Technology embodied in the United States Patent Application Number 11/199,172 and International Patent Application Number No. PCT/CA2005/001237;

WHEREAS, Licensor is licensed by owner by assignment and otherwise to certain Intellectual Property and possesses the technology, proprietary methods and resources to manufacture wind turbines capable of creating wind energy and converting it to electrical energy for residential, commercial, industrial and utility scale end-users; and,

WHEREAS, Licensee is an independent energy company specializing in oil, gas, and renewable energy development in the United States,

WHEREAS, Licensee desires to obtain from Licensor an exclusive license to use and sublicense the Technology in the Territory (as hereinafter defined), and Licensor desires to grant such license to Licensee, all on the terms and conditions set forth herein;

WHEREAS, Licensor also desires to exclusively market and distribute Licensor's Products and by-products in the Territory (as hereinafter defined), and Licensor desires to grant such distributorship rights to Licensee, all on the terms and conditions set forth herein;

WHEREAS, Licensee also desires to be kept informed of all new developments available or known to Licensor hereafter that may be potentially relevant to the Licensed Technology;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, Licensor and Licensee hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above. As used in this Technology License, each of the terms "Agreement," "Licensee," "Licensor," "Party," and "Parties" shall have the meaning assigned to such term hereinabove.

1.2 Additional Defined Terms. As used in this Agreement, each of the following terms shall have the meaning assigned to such term below.

"**Affiliate**" shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise. For purposes of this Agreement, neither Party shall be considered an Affiliate of the other Party unless otherwise expressly stated.

"**By-Products**" shall mean any product or device which incorporates a feature or element of the Technology or Intellectual Property.

"**Confidential Information**" shall mean, in whatever form, tangible or intangible, whether written, oral or visual, including electronic data recorded or retrieved by any means, any and all trade secrets, confidential knowledge, and proprietary data of a Party (the "Disclosing Party"), including technical specifications, diagrams, flow charts, methods, processes, procedures, discoveries, concepts, calculations, techniques, formulas, systems, production plans, designs, research and development plans, business opportunities, cost and pricing data, customer records and lists, special chemical, engineering, manufacturing, financial, and marketing know-how, but expressly excluding information which (a) was generally available to the public prior to the time of disclosure to the other Party (the "Receiving Party"), (b) becomes generally available to the public through no act or omission of the Receiving Party, or any Employee, Affiliate, Agent or Contractor of the Receiving Party, or (c) becomes available to the Receiving Party through or from a third party who is not an agent, contractor, employee or Affiliate of the Receiving Party and who is not, to the knowledge of the Receiving Party after reasonable investigation, under any obligation of confidentiality to the Disclosing Party.

"**Distribution Rights**" means the rights granted by the Licensor to Licensee in Article 2 of this Agreement.

"**Effective Date**" shall mean the date first hereinabove written.

"**End User**" means a person or entity that acquires a Licensor product from Licensee.

"**Event of Default**" shall have the meaning set forth in Section 7.2.

"**Force Majeure**" shall mean an event or occurrence that is not reasonably foreseeable by a Party, is beyond such Party's reasonable control, and is not caused by its negligence or lack of due diligence, including acts of God, strikes, labor disputes, lockouts or other industrial disturbances, riots, epidemics, landslides, lightning, earthquakes, fires, storms, washouts, the enactment of, or changes in, Laws, the cancellation or withdrawal of a governmental permit, arrests and restraints of governments and people, civil disturbances and explosions, provided, however, neither economic hardship of either Party nor changes in market conditions shall constitute a Force Majeure.

"**Governmental Authority**" shall mean any national, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, or other regulatory bureau, authority, body or entity.

"**Improvements**" shall mean all inventions, modifications, revisions, alterations, enhancements, betterments, ideas, and discoveries (whether or not patentable) conceived or reduced to practice (actually or constructively) by either Party or under the direction of either Party or acquired by Licensor or Licensee by operation of any license or sublicense of the Technology to any Person, or from any other source and which, in any case, are based in any way on, or arise in any manner out of, all or any portion of the Patents, the Licensor Confidential Information or the Intellectual Property, or any such invention, modification, revision, alteration, enhancement, betterment, idea or discovery to any of the foregoing, including any developed through reverse engineering or independent derivation.

"**Intellectual Property**" shall mean the Patents and all United States and foreign patents, applications therefore, know-how, copyrightable works and applications for registration and registrations thereof, trademarks, trade names, service marks and all other intellectual property rights with respect to or relating to Licensor.

"**Law**" shall mean any applicable Federal, state, local or other constitution, charter, act, statute, law, ordinance, code, rule, regulation, or order, or other legislative or administrative action of a Governmental Authority, or a final decree, judgment, or order of a court having jurisdiction over any relevant Project or any Party.

"**License**" shall have the meaning assigned in Section 2.1.

"**License Fee**" shall have the meaning assigned in Section 2.4.

"**Licensee Indemnitees**" shall have the meaning assigned in Section 8.1.

"**Licensor Confidential Information**" shall mean any Confidential Information relating to or arising out of any aspect of the Technology or Licensor's business other than information specifically related to a Project that is in the public domain. For purposes of this Agreement, and without otherwise affecting the respective ownership rights of Persons thereto, where any Confidential Information relating to or arising out of any aspect of the Technology is developed by any Person who is an Affiliate of both Parties, then such Confidential Information shall be deemed to be Licensor Confidential Information.

"**Licensor Indemnitees**" shall have the meaning assigned in Section 8.2.

"**Notice**" shall have the meaning assigned to such term in Section 10.6.

"**Owner**" shall mean ***1592834 ONTARIO INC.***

"**Patents**" shall mean, collectively, Patent Application Number 11/199,172 issued by the United States Patent and Trademark Office and International Patent Application Number PCT/CA2005/001237 any and all continuations, continuations-in-part, divisionals,

reissues, reexaminations or extensions thereof; all corresponding foreign counterpart patents and applications thereto, and any additional patents issued to Licensor from time to time by the United States Patent and Trademark Office.

"Person" shall mean any individual, partnership, corporation, limited liability company, association, business, trust, government or political subdivision thereof, governmental authority, or other entity.

"Products" shall mean By-Products, goods and materials produced through the Technology.

"Project" shall mean a facility established for the purpose of using and practicing the Technology in the production of one or more Products.

"Project Entity" shall mean each entity formed for the ownership of a Project.

"Project Lender" shall mean any bank, financial institution or other Person (or trustee or agent for any such Person) providing any financing for, in whole or in part, the design, acquisition, construction, installation, refurbishment, modification, start-up, testing, operation, maintenance or repair of any Project.

“Proprietary Methods" shall mean the planning, design, construction and installation of wind turbines utilizing the methods and experience of Licensor.

"Technology" shall mean, collectively, the Process, the Patents, the Intellectual Property, the Licensor Confidential Information, and all Improvements.

"Term" shall have the meaning assigned in Section 7.1.

“Territory” means all lands within the state of New York and all U.S. Indian lands and reservations with boundaries established by treaty, statute, and/or executive or court order, and recognized by the U.S. Federal Government as territory in which American Indian tribes and U.S. federally recognized tribes have jurisdiction which include Rancherias, Pueblos, Indian Colonies, Alaska Native Villages and lands owned by Alaska Native Corporations. A list of all U.S. federally recognized tribes, native corporations, villages, associations and bands for purposes of this License Agreement is hereby attached to this Agreement as Exhibit A.

1.3 References. References in this Agreement to Exhibit, Article or Section numbers shall be to Exhibits, Articles and Sections of this Agreement, unless expressly stated herein to the contrary. References in this Agreement to "hereby," "herein," "hereinabove," "hereinafter," "herein below," "hereof," "hereunder," or words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article or Section in which such reference appears. References in this Agreement to "includes" or "including" shall mean "includes, without limitation," or "including, without limitation," as the case may be. References in this Agreement to statutes, sections or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing the statute, section or regulation referred to. References in this Agreement to "writing" include

printing, typing, lithography, facsimile reproduction and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns.

1.4 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties, and other legal relations of the Parties shall be determined from this Agreement as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings affixed to such Articles or Sections.

1.5 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural and likewise the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate, and specific enumeration shall not exclude the general, but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be.

1.6 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

ARTICLE II

GRANT OF LICENSE AND DISTRIBUTION RIGHTS

2.1 License. Subject to the further provisions of this Section 2.1 and Section 10.1, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor hereby grants to Licensee from and after the Effective Date, and Licensee hereby accepts from and after the Effective Date, an exclusive, transferable, technology license (the "License") during the Term to use and sublicense the Technology for any purpose pursuant to the terms and conditions set forth herein. Notwithstanding the foregoing, Licensee shall not use or sublicense the Technology, or allow the use of the Technology by any permitted assignee or sublicensee of Licensee, outside of the Territory. Licensor shall not permit any Person other than Licensee and its sublicensees to use the Technology; provided, however, this limitation shall not apply to rights established in other Persons in accordance with the express provisions of Section 10.1 or following termination of this Agreement. Licensor and Licensee acknowledge and agree that the proprietary rights of Licensor in the Technology are extremely valuable separate and apart from any patent rights related thereto, including the Patents and any rights related thereto, and that the issuance of any additional patent related to the Process or the Technology or the invalidation, expiration or failure to obtain or prosecute any of the Patents shall not in any way affect the rights granted in this Section 2.1.

2.2 Limitation on Use of Technology. Licensee and its sublicensees shall use the Technology in the precise manner indicated in this Agreement and in any specifications that may be provided to Licensee by Licensor from time to time. Licensee and its sublicensees shall not make any material changes in the use or application of the Technology as set forth in such specifications without the prior written consent of Licensor, which consent shall not be unreasonably withheld so long as Licensor has been provided with all reasonably necessary information as to the basis for the requested change and has received reimbursement for the reasonable direct cost to Licensor of evaluating such requested change and submitted information.

2.3 Additions, Adaptations, Variations & Modifications. Licensee may request Licensor to develop additions, adaptations, variations or modifications to the Licensor's Products. The Licensor retains the right to refuse such request but may grant Licensee, in writing, permission to have one or more identified third parties develop the specifically requested additions, adaptations, variations or modifications. The Licensor can decide to standardize customized Licensor Products.

2.4 License Fee. A one-time License Fee will be paid by Licensee for Licensor in the amount of Thirty Thousand United States Dollars ($30,000) plus twenty million shares (20,000,000 shares) of common stock of the Licensee. Both parties agree to allow Licensee to convey the cash consideration on or before December 31, 2007 and allow for the stock consideration to be paid on or before December 31, 2009.

2.5 New Generation Products. From time to time, Licensor may review its products portfolio, but Licensor will use reasonable efforts to supply or support transition to new-generation Licensor Products.

2.6 Distribution Rights. The Licensor hereby appoints Licensee as its exclusive distributor of the Licensor's Products in the Territory. Licensee agrees that it will not, at any time during the term of this Agreement, promote, distribute or sell any other product in the Territory which is sold in competition with any of the Licensor's Products and/or Licensor's Patents. Licensee agrees that it shall not complement distributors' or sub-distributors' existing tools with the Licensor's Products or technology to promote, distribute or sell a product in the Territory which is sold in competition with any of the Licensor's Products or Licensor's Patents. Licensee may, with written approval of the Licensor, appoint one or more sub-distributors for the Territory, as it deems appropriate. Licensee acknowledges it is solely responsible for the conduct and actions of the sub-distributor, and will assure at all times that the sub-distributor operates in accordance with this Agreement

Licensee acknowledges and agrees that it is an independent distributor, and not an agent of the Licensor, and that Licensee is assuming all risks associated with and related to its obligations arising out of this Agreement. Licensee's compensation will be the difference between the price to be paid to the Licensor and the price Licensee will charge for the Products, such price to be determined solely by Licensee. This compensation is a material and substantial inducement to Licensee to enter into the Agreement.

2.7 Promotion, Marketing and Sales. Licensee will engage in advertising, sales promotion activities and sales in the Territory, in which the Products will be designated by their correct Licensor name and identified as the Products of the Licensor being marketed by Licensee as an independent distributor for the Licensor; and Licensee will maintain a qualified sales and distribution organization which will call on such customers and potential customers in the Territory as may reasonably be likely to purchase the Products.

2.8 Support and Service. Licensee will maintain a staff of trained technicians and a stock of spare parts as supplied by the Licensor and recommended in the appropriate technical service manual to support the installation, repair and maintenance of the Products. Additionally, technical literature adequate to provide technical support and service to Licensee's customers must be maintained. Licensee will use its best efforts to respond to and complete all service calls from owners of the Products in the Territory in a prompt and workmanlike manner.

2.9 Training. Unless otherwise agreed by the Licensor, all of Licensee's technicians who will be servicing the Products must be trained in classes as required and made available by the Licensor covering the theory of operation, repair and maintenance of the Products. The total costs other than the course fees for Licensee's technicians to attend such classes shall be borne by Licensee.

2.10 Places of Business. Licensee will establish, staff, equip and maintain such place or places of business in such location or locations in the Territory as it reasonably deems necessary to provide satisfactory customer service and support and marketing coverage in the Territory.

2.11 General Conduct. Licensee shall at all times conduct its business in such a manner as will reflect favorably on the Licensor and the Products and will not engage in any deceptive, misleading, illegal or unethical business practice.

2.12 Returns. If any Products are returned to Licensee by its End Users, Licensee shall promptly inform the Licensor and hold such Products separate from its inventory until the disposition of such Products is agreed by the Licensor and Licensee. Licensee shall in no event return such Products to its customers nor resell them in any manner whatsoever. The Licensor shall cooperate promptly with Licensee to ensure that such Products are disposed of or otherwise dealt with in accordance with all applicable laws and regulations. Returns will not be reimbursed except for defective products.

2.13 Orders. Licensee shall e-mail and fax all orders to the Licensor or its designated liaison at e-mail and fax number (519) 752-6398 or such other e-mail address(es) and fax number(s) as the Licensor may designate hereafter by written notice to Licensee.

2.14 Delivery Schedule for Licensor Products. As soon as practicable after receipt of a written order, the Licensor will notify Licensee in writing of the date or dates on which delivery is expected be made. The Licensor will use its best efforts to fill all orders placed by Licensee on the delivery dates specified. However, the Licensor shall not be responsible for any

loss or liability suffered by Licensee as a result of delay in delivery of any order.

2.15 **Shipment.** Delivery will be EXW (Incoterms) Licensor. Licensee is responsible for all customs, duties and all other formalities defined by EXW (Incoterms) from the Licensor's bonded warehouse to the desired destination.

2.16 **Prices and Payments.** The parties shall keep all information pertaining to pricing confidential and between both parties only. However, the Licensor shall be entitled to change any and all of such prices at any time or times by giving at least one hundred twenty (120) U.S. business days' advance written notice of the new price(s) to Licensee. The prices applicable to the Licensor's Products in any shipment shall be those in effect on the date when the order for them was received by the Licensor in accordance with Section 2.13 above. All prices are EXW (Incoterms) Licensor. The Licensor shall invoice Licensee for each shipment when the order is made, and Licensee shall pay the Licensor 50% of the amount to be invoiced upon order and 50% in advance of shipment via bank transfer. All payment will be made to:

WINDAUS ENERGY, INC - Wiring Instructions

BANK ACCOUNT NUMBER:
ACCOUNT NAME:
ACCOUNT ADDRESS:

BENEFICIARY BANK IDENTIFIER:
BENEFICIARY BANK & ADDRESS

2.17 **Taxes.** Licensee shall bear all applicable federal, state, municipal and other government taxes (such as sales, use or similar taxes), all customs duties, imposts, and similar charges, and all personal property taxes assessable on the Products after delivery.

2.18 **Spares, Accessories, Supplies and Maintenance Tools.** During the term of this Agreement, the Licensor will sell to Licensee such spares, accessories, supplies and maintenance tools relating to the Products as Licensee may order for delivery at prices that are mutually agreed by the Parties.

2.19 **Service Instruction.** The Licensor agrees, upon the written request of Licensee, to have a reasonable amount of training provided by the Licensor or or any other authorized party appointed by the Licensor to Licensee to enable Licensee's technicians to carry out the service functions, as specified above. Upon request by Licensee, Licensor shall provide the aforementioned training at a facility designated by Licensee, provided that Licensee reimburse Licensor for reasonable travel and lodging expenses incurred in connection therewith.

2.20 Product Registrations and Permits; Transfer. The Licensor shall obtain, in the Licensor's name, and at the Licensor's own expense and at no cost to Licensee, any and all new registrations necessary or proper for distribution of the Products in the Territory. Licensee shall obtain and maintain, in its own name, and at its own expense and at no cost to the Licensor, any and all other licenses, permits and governmental approvals which may be necessary or proper for the importation and delivery to Licensee, and resale by Licensee of the Products in the Territory.

2.21 Complaints. Within ten (10) days, or such shorter period as may be required by law, after Licensee learns of any complaint about any of the Products, involving a real or possible product defect or adverse reaction, Licensee shall make a full written report concerning the complaint to the Licensor and shall cooperate fully with the Licensor and any government agencies or third parties concerned in investigating and resolving the complaint. In addition to making such full written report to the Licensor, Licensee shall inform the Licensor of any complaint about any of the Products as soon as is practicable after Licensee learns of the complaint.

2.22 Limitations of Liabilities and Damages. The Licensor will not be liable for any damages caused by Licensee's failure to fulfill Licensee's responsibilities as to proper installation, or the End-User's failure to fulfill its responsibilities as to proper use, management and supervision of the Product. Neither Party shall be liable under any circumstances for any indirect, special, consequential, punitive or exemplary damages, nor for potential lost income, even though such damages are attributable in whole or in part to a breach of this Agreement.

2.23 Reproduction. Licensee has the right to reproduce, at Licensee's expense, the Licensor's documentation relating to the Products, and to use such documentation in connection with sale of the Products. Reproductions of the Licensor's trademarks, logos, symbols, etc., shall be the true reproductions and shall be done photographically or its equivalent.

2.24 Markings. Licensee will not remove or make or permit any alterations in any tags, labels or other identifying markings placed by the Licensor on any of the Products of the Licensor.

2.25 Product Change. The Licensor reserves the right to make modifications in the Products at any time but shall not be obligated to implement such modifications in Products which have previously been delivered.

2.26 Exclusivity. Notwithstanding any provisions in Article 2 of this Agreement to the contrary, the License Rights and Distribution Rights shall be exclusive within the Territory.

2.27 Confidentiality. **(a)** During the Term and for a period of two (2) years after the expiration of the Term or earlier termination of this Agreement pursuant to Section 7.4, each of Licensee and Licensor shall hold, and shall take all reasonable precautions to cause each of their Affiliates, and the directors, officers, managers, employees, agents, contractors and advisors of the Parties and their respective Affiliates, and, in the case of the Licensee, those of its permitted sub licensees, and each of such sublicensees' and its Affiliates' respective directors, officers, managers, employees, agents, and contractors coming into possession or knowledge of any

Confidential Information of the other Party, to hold the Confidential Information of the other Party in strictest confidence and trust (making only such copies thereof as necessary or appropriate for the location, feasibility assessment, development, design, engineering, procurement, construction, testing, modification, operation and maintenance of the Projects). Notwithstanding the foregoing, (i) Licensor may make all disclosures which are reasonably necessary, appropriate or advisable to obtain protection of the confidential and proprietary character of the Technology in the United States and Canada, and (ii) Licensee may disclose Licensor Confidential Information to other Persons in connection with any financing whether through debt, equity or otherwise), assignment, sale, transfer or other disposition of any Project Entity or interest in any Project Entity, provided, that Licensee shall be required to take all necessary precautions to cause such other Persons to hold the Licensor Confidential Information in strictest confidence and to prevent its misappropriation, including the execution of written confidentiality agreements with such Persons (containing terms and conditions similar to those in this Section 2.27) providing Licensor Confidential Information only on a limited need-to-know basis, and taking reasonable security measures to ensure that only such portion of the Licensor Confidential Information that is reasonable under the circumstances is disclosed. Licensor shall be either (i) expressly named as a party to any such confidentiality agreement entered into by Licensee with any of its Affiliates, directors, managers, employees, agents, contractors, creditors or other Persons permitted to come into possession or knowledge of any Licensor Confidential Information, or (ii) shall be expressly named as a third-party beneficiary of any such confidentiality agreement, and, in either case, Licensor shall be entitled to enforce any such confidentiality agreement, including, by way of injunctive or other equitable relief.

(b) In addition to the disclosures permitted under the second sentence of Section 2.27 (a), each Party may disclose Confidential Information of the other Party only (i) to those of its then current Affiliates, and the directors, officers, managers, employees, agents, contractors, and advisors (including attorneys, accountants, and consultants) of the Parties and such Affiliates, together with the permitted sub licensees of Licensee, and the directors, officers, managers, employees, agents, contractors, and advisors of such sublicensees and their Affiliates, who need to know the Confidential Information for purposes of performing the services for which they have been engaged, (ii) pursuant to the order or subpoena of a Governmental Authority with subpoena power or as otherwise required pursuant to applicable Law; provided, however, should either Party receive any such order or subpoena or propose to make voluntary disclosure pursuant to any Law deemed by such Party to require such disclosure, such Party shall notify the other Party promptly and in any event sufficiently prior to compliance with the relevant order or subpoena or deemed applicable Law to enable such other Party to seek an appropriate protective order; provided, further, any disclosure pursuant to such an order or subpoena or deemed applicable Law shall not act to relieve any Party of its continuing obligation to hold the Confidential Information in strictest confidence and trust and cause other Persons to do so as provided above in this Section 2.27, and, except for such disclosure pursuant to order or subpoena or deemed applicable Law, each Party shall continue to be bound by the obligations of this Section 2.27 with respect to the Confidential Information.

(c) The Parties may enter into a separate Confidentiality Agreement relating to the obligation to hold the Confidential Information in strictest confidence and trust. In such event, if there is any conflict between the terms and conditions of such Confidentiality Agreement and the terms and conditions of this Agreement relating to the Confidential

Information and the obligations of the Parties in connection therewith, the terms and conditions of such Confidentiality Agreement shall govern and control.

ARTICLE III

PATENT FEES AND ROYALTY FEES

PATENT FEES

3.1 **Sole Owner of All Patents and Patents Pending.** 1592834 Ontario Inc. is an Ontario company and the sole owner of all the patents and patents pending referred to in paragraph 1.2

ROYALTY FEES

3.2 **Royalty Fees**. Royalty fees are set at 3.5% of gross sales during the term of the contract herein.

3.3 **Applicable Royalties.** 1592834 Ontario Inc. has an exclusive agreement with Windaus Energy Inc. wherein any and all sales, licensing, and assignment transfers are subject to the royalty fees of 3.5%.

3.4. **Royalty Fee Schedule & Disclosure of Sales Records.** Royalty fees shall be paid quarterly by the Licensee; the said Licensee should provide to the Owner all records of sales during each and every quarter.

3.5 **Compliance with Royalty Payments & Disclosure Obligations.** Failure of the Licensee to comply with its royalty payments and disclosure, shall entitle the owner to engage any and all default provisions of the contract herein contained.

3.6 **Payments of Royalty Fees.** The royalty fees shall be paid directly to 1592834 Ontario Inc. at its head office, located at 25 Norfolk Street North, Simcoe, Ontario N3Y 3N6.

ARTICLE IV

OWNERSHIP AND IMPROVEMENTS

4.1 **Owner as Sole Owner.** Licensee acknowledges and agrees that it does not now own, nor will it obtain any interest in, the Technology, except for the License granted herein.

4.2 **Improvements Assigned to Licensor.** Licensee acknowledges and agrees that all Improvements shall be the exclusive property of Licensor, and Licensee agrees to assign, and does hereby assign, and agrees to cause each of its Affiliates, permitted assignees and sublicensees, and the Project Entities to assign, to Licensor any and all right, title, and interest each of them may now hold or hereafter obtain in any such Improvements, including any and all (a) applications for Letters Patent and all divisionals, renewals, continuations and continuations-

in-part thereof, (b) Letters Patent of the United States which may now or hereafter be granted thereon and all reissues and extensions thereof, (c) rights of priority under international conventions and applications for Letters Patent which may hereafter be filed for such Improvements in any country other than the United States, and (d) all Letters Patent which may be granted for such Improvements in any country or countries other than the United States and all extensions, renewals, and reissues thereof. Licensor agrees to license, and does hereby license, without further consideration to Licensor, all such Improvements to Licensee pursuant to the terms and provisions of this Agreement.

4.3 Cooperation. Licensee agrees to communicate to Licensor promptly upon becoming aware thereof, any facts known to Licensee respecting the Technology and to testify in any legal proceedings, sign all lawful papers, execute all divisional, continuing and reissue applications, make all rightful oaths and generally do everything possible to cooperate to effectuate the terms of this Article IV. Upon the reasonable request of Licensee exercisable from time to time, the Parties shall meet to discuss any Improvements.

4.4 No Challenge to Ownership. Except in asserting rights of Licensee expressly granted hereunder, Licensee agrees not to take any action challenging or opposing, on any grounds whatsoever, the ownership or intellectual property rights of Licensor with respect to the Technology, the status thereof as the property of Licensor, or the validity or enforceability thereof by Licensor.

4.5 Enforcement of Intellectual Property Rights. Subject to the further provisions of this Section 4.5, Licensor shall have the first right, but not the obligation, to enforce any and/or all of the rights granted herein to Licensee against any third parties believed by Licensor to be infringing, or about to infringe, upon any rights forming a part of the Technology. Licensor is hereby authorized to initiate any legal proceeding in any court or administrative body for the enforcement of any such rights in the name of Licensor and/or Licensee (pursuant to the authority granted in Section 4.6), and Licensee shall do all lawful things required or desirable to assist Licensor in the enforcement of any such rights. The rights of enforcement by Licensor under this Section 4.5 shall include the initiation of any legal proceeding in any Federal or state court or administrative body in the form of an initial pleading or complaint, the filing of a counterclaim, the filing of a declaratory judgment action, and the defense of any action relating in any way to rights granted herein to Licensee. Any and all costs associated with such enforcement rights and actions initiated and continued by Licensor shall be the sole and exclusive obligation of Licensor, and Licensor shall retain all monetary damages, awards and recoveries therefrom and shall have the exclusive right to settle and/or compromise any matter relating thereto. Licensee shall be entitled to participate, at its sole expense, in any such action initiated by Licensor. Nothing contained in this Section 4.5 shall be construed as creating any obligation of Licensor to initiate or continue any proceedings involving the enforcement of the rights granted herein to Licensee. In the event that Licensor elects not to initiate and/or pursue any action against any third party relating to the rights granted herein to Licensee, Licensor shall so notify Licensee in writing within thirty (30) days (or ten (10) days in the event of receipt of a petition or other complaint) after the earlier of (a) receipt by Licensor from Licensee of actual notice of any alleged infringement or (b) actual knowledge by Licensor of any alleged or threatened infringement. After such notification by Licensor to Licensee, such right shall revert

to Licensee and Licensee shall have thereafter the right to take, at the sole expense of Licensee, whatever action, in the sole and exclusive opinion of Licensee, is reasonably necessary to protect the use and practice by Licensee of the Technology in accordance with the provisions of this Agreement. Should Licensee, following such notice from Licensor, proceed to take any action, Licensee shall retain all monetary damages, awards and recoveries from such action and shall have the exclusive right to settle and/or compromise the relevant matter; provided, however, Licensee shall not be entitled to enter into any settlement or compromise which could, in the good-faith opinion of Licensor, create a precedent or implication that any Person other than Licensor owns the Technology or otherwise have a materially adverse effect on Licensor.

4.6 Appointment of Licensor as Attorney-in-Fact. Licensee hereby appoints Licensor as its attorney-in-fact for the specific limited purpose of executing in the name of Licensee all documents and performing in the name of Licensee all other acts necessary, appropriate or desirable to protect, through filings with Governmental Authorities of the United States, any state thereof or any foreign country or legal proceedings before any court of other such Governmental Authority, the confidential and proprietary nature of the Technology or the ownership thereof by Licensor.

ARTICLE V

ACCESS TO PROJECTS AND INFORMATION

Licensor and its Affiliates, directors, officers, employees, agents and contractors shall have the right to be present at any installation site, development site or Project at any reasonable time during normal business hours during the Term upon no less than twenty-four (24) hours' advance telephonic notice, but such access shall be at the sole risk and expense of Licensor. Licensor and its shareholders, directors, officers, employees, agents and contractors shall also have reasonable access during normal business hours and upon no less than twenty-four (24) hours' advance telephonic notice to inspect, audit and review all applications of the Technology and all operating data, books, records, and other information of Licensee and any project entities, subsidiaries or joint venture companies relating to applications of the Technology, provided that such inspection and review does not interfere materially with the business of Licensee, or any entities, subsidiaries or joint venture companies, as the case may be, and, provided further, that Licensor treats all such information which is Confidential Information (and which is not otherwise Licensor Confidential Information) in trust and confidence as provided in Section 2.27.

ARTICLE VI

REPRESENTATIONS, WARRANTIES & COVENANTS

6.1 Licensor Representations. Licensor represents and warrants to Licensee (each of which representations and warranties shall survive the execution and delivery of this Agreement for a period of two (2) years after the expiration of the Term or the earlier termination of this Agreement), that (a) Licensor is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, (b) Licensor has clear title to the Technology, free of any judgments, liens or encumbrances, and has the right to grant the License under this Agreement, and the Technology does not infringe any issued

United States or foreign patent rights of others or pending patent applications of which Licensor has notice, and Licensor has no notice of any claim that the Technology so infringes or that the use of the Technology by Licensee or its Affiliates or agents pursuant to this Agreement would so infringe, (c) Licensor has the power and all requisite authority to enter into this Agreement, (d) the execution and delivery of this Agreement by Licensor and the performance of its obligations hereunder do not conflict with or result in a default or imposition of any lien or encumbrance against any property of Licensor under any agreement to which Licensor is a party or by which any of its property is bound which, in any such case, could reasonably be expected to have a materially adverse effect on the business or financial performance of Licensor, and (e) this Agreement constitutes Licensor's legal, valid, and binding obligation.

6.2 **<u>Third Party Transfer or Availability within Territory</u>** Licensor will not Transfer, assist any third party to Transfer, or otherwise make available for use in the Territories any Product or Intellectual Property to a party other than Licensee or, through Licensee or at its direction, to an End-User.

6.3 **<u>Designation of Licensee in Third Party Agreements</u>** Licensor will include or require inclusion in all sales, license, distribution, manufacturing or similar agreements under which Products are made available to a party other than Licensee or, through Licensee or at its direction, an End-User (a) a requirement that such Products not be used, not be permitted for use and not be resold or Transferred for use in the Territory; and (b) a provision stating that any warranty associated with the Products shall become immediately, automatically and entirely void should the provision described in (a) of this paragraph be violated.

6.4 **<u>Exclusivity Rights Compliance</u>** Licensor will comply with and otherwise respect the exclusivity rights granted Licensee as set forth in this Agreement.

6.5 **<u>Survival of Covenants</u>** The covenants set forth in this Agreement are intended to "run with" the License Rights. Accordingly, if the Licensor assigns to any third party any of its intellectual rights that relate to the License Rights, the Licensor covenants that the assignment agreement will include a provision pursuant to which the assignee agrees that its ownership of such intellectual property right is subject to, and it will comply with and honor, the aforementioned covenants.

6.6 **<u>Product Warranties</u>** For one (1) year from the date of delivery to Licensee's original End-User, but no longer than eighteen (18) months from delivery to Licensee, the Licensor warrants the Products to be free from defects in material and workmanship and the Licensor Products shall further be free from material defects, and nonconformities and shall otherwise perform in all material respects in the manner specified in the documentation and other written materials provided to Licensee. In event of breach of the warranty set forth in this paragraph, the Licensor's obligation is limited to replacing, on an exchange basis, the defective parts or repairing the Licensor Products. All replaced parts will become the property of the Licensor. This warranty will not apply if repair or parts replacement is required because of accident, neglect, misuse, transportation or cause other than ordinary use. This warranty does not apply to any articles which have been repaired or altered except by the Licensor, except that the warranty shall not be affected by (a) any repair or alteration of a Product by a technician or other personnel employed or retained by Licensee and trained as required under this Agreement

(unless the defect is caused by negligence or intentional misconduct in the course of such repair or alteration) or (b) any modification of the Licensor Product by or on behalf of Licensee, if and to the extent that such modification is not the cause of any such defect or failure to perform.

6.7 Licensee Representations. Licensee represents and warrants to Licensor (each of which representations and warranties shall survive the execution and delivery of this Agreement for a period of two (2) years after the expiration of the Term or the earlier termination this Agreement) that (a) Licensee is a to be duly formed and validly existing under the laws of its jurisdiction of formation, (b) Licensee has the power and all requisite authority to enter into this Agreement, (c) the execution and delivery of this Agreement by Licensee and the performance of Licensee's obligations hereunder do not conflict with or result in a default or imposition of any lien or encumbrance under any other agreement to which Licensee is a party or by which any of its property is bound which could reasonably be expected to have a materially adverse effect on the business or financial performance of Licensee, and (d) this Agreement constitutes Licensee's legal, valid, and binding obligation.

6.8 Warranties in Lieu of all Other Warranties The foregoing warranties are in lieu of all other warranties, express or implied, including but not limited to the implied warranties of merchantability and fitness for a particular purpose.

ARTICLE VII

TERM AND TERMINATION

7.1 Term. Subject to the further provisions of this Article VII, this Agreement shall remain in force and effect and the Parties shall remain obligated hereby and entitled to rights and benefits hereunder until the earlier of (the "Term") (a) termination of this Agreement by mutual agreement of the Parties, or (b) the expiration of thirty (30) years from the Effective Date.

7.2 Event of Default. An event of default under this Agreement (an "Event of Default") shall be deemed to exist upon the occurrence of any one or more of the following events:

(a) failure by a Party to make payment of any amounts due under this Agreement, which failure continues for a period of sixty (60) days after written notice of such nonpayment from the Party entitled to payment;

(b) failure by a Party to perform fully any material provision of this Agreement, other than the payment of any amounts due, and (i) such failure continues for a period of sixty (60) days after notice of such nonperformance from the other Party describing in reasonable detail the relevant nonperformance or (ii) if such nonperforming Party shall commence within such thirty (30) days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period as shall be necessary for such nonperforming Party to cure the same with all due diligence, such longer period, in all events, not to exceed one hundred twenty (120) days; or

(c) either Party shall (i) file, or consent to the filing against it of, or admit any allegations made against it in, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (ii) make an assignment for the benefit of its creditors; (iii) seek or consent to, or acquiesce in, the appointment of a custodian, receiver, trustee, or other officer with similar powers, for substantially all its property; (iv) be adjudicated bankrupt or insolvent, or (v) suffer the entry against such Party of an order for relief in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction or ordering the dissolution, winding up or liquidation of all or any substantial part of the property of such Party or have filed against such Party any petition for any such relief and any such order or petition shall remain unvacated or pending and unstayed for an aggregate of ninety (90) days (whether or not consecutive).

7.3 Force Majeure. In the event that either Party is rendered unable, by reason of an event of Force Majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then, provided such Party gives prompt written notice describing the particulars of such event, including the nature of the occurrence and its expected duration, and continues to furnish monthly reports with respect thereto during the period of the Force Majeure, the obligations of both Parties shall be suspended to the extent and for the period of such Force Majeure condition; provided, however, that (a) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure and (b) the Party whose performance is being excused shall use its reasonable efforts to perform its obligations hereunder and use its reasonable efforts to remedy its inability to perform.

7.4 Default Remedies. Subject in each case to the provisions of Article IX or Section 10.8 to the contrary, immediately upon the occurrence of an Event of Default under Section 7.2 on the part of either Party, the non-defaulting Party shall have the right, at its election, to terminate this Agreement and/or sue such defaulting Party for damages and/or injunctive or other equitable relief arising in connection with such Event of Default.

7.5 Obligations of the Parties. Upon the expiration of the Term or the earlier termination of this Agreement, Licensee shall, and shall cause each Project Entity, which is not a party to a separate sublicense with Licensee, or eligible under the provisions set forth in Section 10.1 to enter into a license with Licensor, to (a) immediately cease all uses of the Technology, (b) make no further use of any rights licensed to Licensee by this Agreement, except to the extent of rights granted in any other written agreement entered into after the Effective Date between Licensor and Licensee, and (c) return to Licensor promptly (i) all Improvements in the possession of Licensee and (ii) the originals and all copies of all Licensor Confidential Information. Upon any termination of this Agreement, Licensor shall promptly return upon request by Licensee the originals and all copies of all Confidential Information relating to Licensee's business.

7.6 Survival of Claims. Any claims by either Party against the other Party existing under this Agreement at the expiration or any termination of this Agreement shall survive such termination or expiration.

7.7 Survival of Certain Provisions. Any provisions, agreements, warranties or representations contained in this Agreement which expressly or by implication come into or remain in force following the termination or expiration of this Agreement shall survive such termination or expiration, including the provisions of Articles IV, VI, VIII and IX and Sections 2.27, 3.4, 10.1, 10.2, 10.7, 10.8, 10.16 and 10.17.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by Licensor. Licensor, as indemnitor, agrees to indemnify, defend, and hold harmless Licensee and its Affiliates (except for those Affiliates which are also Affiliates of Licensor), and their respective officers, directors, managers, members, shareholders, agents, employees, successors and assigns, as indemnitees ("Licensee Indemnitees") from and against any and all claims, demands, liabilities, judgments, awards, liens, losses, damages, or costs (including reasonable attorneys' fees and expenses) of any kind or nature (unless caused by the conduct of or omission by any of the Licensee Indemnitees) arising from or in any manner related to (a) any allegation by any Person other than an Affiliate of Licensee that any portion of the Technology or the use or practice thereof by Licensee (or any permitted sublicensee thereof) in accordance with this Agreement infringes upon prior rights of any other Person; (b) to the extent not covered by clause (a) immediately above, the failure by Licensor to observe or perform the covenants and agreements of Licensor under this Agreement or the inaccuracy of any representation or warranty made by Licensor in this Agreement.

8.2 Indemnification by Licensee. Licensee, as indemnitor, agrees to indemnify, defend, and hold harmless Licensor and its Affiliates (except for those Affiliates which are also Affiliates of Licensee), and their respective officers, directors, shareholders, agents, employees, successors and assigns, as indemnitees ("Licensor Indemnitees"), from and against any and all claims, demands, liabilities, judgments, awards, liens, losses, damages, or costs (including reasonable attorneys' fees and expenses) of any kind or nature (unless caused by the conduct of or omission by any of the Licensor Indemnitees) arising from or in any manner related to (a) the use or practice by Licensee of the Technology where such use and practice is not in compliance with the provisions of Section 2.2, except to the extent arising from or related to any allegation by a Person other than an Affiliate of Licensee that any portion of the Technology or the use thereof by Licensee in accordance with this Agreement infringes upon prior rights of any other Person; (b) the operation of the business of Licensee and the Projects as they may relate to this Agreement or the Technology; or (c) to the extent not covered by clause (a) immediately above, the failure by Licensee to observe or perform the covenants and agreements of Licensee under this Agreement or the inaccuracy of any representation or warranty made by Licensee in this Agreement.

8.3 Duty to Defend. Each indemnitor, at its sole cost and expense, shall defend, with counsel reasonably satisfactory to each indemnitee, any claim, demand, suit, cause of action or proceeding covered by the indemnities set forth in Section 8.1 or Section 8.2, as the case may be. Each indemnitor shall have the right to control the defense of any claim, demand, suit, cause of action, or proceeding without prejudice to its right to contest thereafter whether such was

within the scope of the indemnities contained in Section 8.1 or Section 8.2, as the case may be. Each indemnitee shall have the right, but not the obligation, at its sole cost and expense, to participate in the defense of any such claim, demand, suit, cause of action or proceeding. Each indemnitee shall have the right at any time, by notice to each indemnitor, to assume exclusive control of the defense of any claim, demand, suit, cause of action or proceeding insofar as such indemnitee is concerned, at the sole cost and expense of the relevant indemnitor (subject to the right of the relevant indemnitor to contest whether such claim, demand, suit, cause of action or proceeding is within the scope of the indemnities contained in Section 8.1 or Section 8.2 as the case may be), if (a) the relevant indemnitor fails to defend diligently such claim, demand, suit, cause of action or proceeding, (b) there is a conflict in the interests of the relevant indemnitor and such indemnitee with respect to such claim, demand, suit, cause of action or proceeding, or (c) at any time during the pendency of such claim, demand, suit, cause of action or proceeding the relevant indemnitor shall disaffirm its responsibility for the claim involved. Each indemnitor shall pay all reasonable costs that may be incurred by all indemnitees in such defense or in enforcing the indemnity set forth in Section 8.1 or Section 8.2, as the case may be, including reasonable attorneys' fees, within ten (10) days after request therefore.

8.4 Settlement. Each indemnitor shall have the right to settle, at its sole cost and expense, any claim, demand, suit, cause of action, or proceeding within the scope of Section 8.1 or Section 8.2, as the case may be, which results only in the payment of money. No indemnitor shall, however, have the right, without the prior written consent of the relevant indemnitee, to settle any claim, demand, suit, cause of action, or proceeding which claim, demand, suit, cause of action or proceeding or settlement thereof, involves nonmonetary obligations of any indemnitee; provided, however, any indemnitee not agreeing to any such settlement proposed by an indemnitor shall be responsible, without benefit of the indemnity contained in Section 8.1 or Section 8.2, as the case may be, for damages of such indemnitee incurred as a result of not agreeing to such settlement and neither Licensee nor any Affiliate of Licensee shall enter into any such settlement if, in the good-faith opinion of Licensor, such settlement could create a precedent or implication that any Person other than Licensor owns the Technology.

ARTICLE IX

DISPUTE RESOLUTION

9.1 Agreement to Dispute Resolution. Subject to the provisions of Section 10.8, in the event a dispute arises between Licensor and Licensee regarding the application or interpretation of this Agreement, such dispute shall be the subject of a dispute resolution process, as provided below in this Article, before either Licensor or Licensee may resort to litigation. Any such dispute resolution process shall be conducted in New York, New York, or at such other location as may be mutually agreed upon by the Parties.

9.2 Initiation of Dispute Resolution. The Party proposing that any dispute be submitted to dispute resolution shall do so by giving written notice to the other Party of its desire to submit the matter to dispute resolution. Promptly thereafter, but in any event within ten (10) days or such longer time as the Parties may agree upon, the Parties (each being represented by representatives with decision-making authority as to the relevant dispute) shall meet to attempt to resolve the relevant dispute. Each of the Parties shall bear its own expenses incurred in connection with any such meeting.

9.3 **Mediation.** If the Parties shall fail for any reason, within thirty (30) days from the initial notice provided for in Section 9.2, to resolve the relevant dispute, then, prior to resorting to litigation, the Parties shall submit the relevant dispute to mediation before a single disinterested mediator, who shall be agreed upon mutually from among those affiliated with Judicial Arbitration & Mediation Services, Inc., or any other mediation service mutually agreed to by the Parties.

9.4 **Expense of Mediation.** The fees and expenses occasioned by a mediation, including reasonable attorneys' fees of the prevailing Party, shall be the obligation of the nonprevailing Party; provided, however, in the event that neither Party is the sole prevailing Party, unless otherwise agreed by the Parties, the fees and expenses of the mediation process shall be paid in equal proportions by the Parties and each of the Parties shall pay the fees and expenses of its counsel.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 **Assignment.** Licensor may assign its rights under this Agreement, including in connection with any sale, transfer or other disposition of the Technology, to any other Person, without the consent of Licensee; provided, however, that any such Assignment shall be made expressly subject to this Agreement. Upon the prior written consent of Licensor, which consent shall not be unreasonably withheld, Licensee may assign all or any portion of its rights under this Agreement to an affiliated entity, subsidiary, Project Entity, including any assignment or collateral assignment of this Agreement by Licensee to (a) any investment entity (b) investment fund (c) partnership company (d) joint venture company (e) any Project Lender, or a purchaser at a foreclosure sale who assumes the interests and obligations of Licensee hereunder, or (f) in connection with a sale, transfer or other disposition of a Project to a Project Entity in which the Project Entity assumes the interests and obligations of Licensee with respect to this Agreement. Any attempt by either Party to make any assignment, transfer or other disposition of this Agreement or any rights or obligations hereunder, other than in accordance with the provisions of this Section shall be null and void and of no effect.

10.2 **Successors and Assigns.** All terms and provisions contained herein shall inure to the benefit of and shall be binding on each of the Parties and their respective successors and permitted assigns.

10.3 **Parties in Interest.** Subject to the provisions of Sections 2.27 and 10.2, and unless otherwise expressly provided herein, this Agreement and each and every provision hereof is for the exclusive benefit of the Parties and is not for the benefit of any third Person.

10.4 **Amendments; Waivers.** Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the Party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

10.5 **Non-Waiver.** It is understood and agreed that any delay, waiver, or omission by any Party to exercise any right or power arising from any breach or default by the other Party

with respect to any of the terms, provisions, or covenants of this Agreement shall not be construed to be a waiver by such Party of any subsequent breach or default of the same or other terms, provisions or covenants on the part of such other Party.

10.6 <u>**Notices**</u>**.** Any notice, demand, offer, or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be hand delivered or sent by overnight courier, certified mail (return receipt requested), or telefax to the other Party at the relevant address set forth below:

If delivered to Licensor:

Windaus Energy, Inc.
27 Copernicus Boulevard Unit 8
Brantford, Ontario N3P 1N4

Attention: Maurice Deschamps
Telephone:
Telefax:

If delivered to Licensee:

Native American Energy Group, Inc
108-18 Queens Blvd Suite 801
Forest Hills NY 11375

Attention: Raj S. Nanvaan
Telephone:
Telefax:

Either Party shall have the right to change the address to which notice shall be sent or delivered by similar notice sent in like manner to the other Party. Without limiting any other means by which a Party may be able to provide that a notice has been received by the other Party, a notice shall be deemed to be duly received (a) if sent by hand, on the date when left with a responsible Person at the address of the recipient; (b) if sent by registered mail or overnight courier, on the date of receipt; or (c) if sent by telefax upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefax was sent indicating that the telefax was sent in its entirety to the recipient's facsimile number.

10.7 <u>**Attorneys' Fees**</u>**.** In the event any dispute between the Parties to this Agreement should result in litigation or any other proceeding (including mediation), then, subject to the provisions of <u>Section 9.4</u> to the contrary, the prevailing Party shall be reimbursed by the nonprevailing Party for all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the prevailing Party in connection with such litigation or other proceeding and any appeal or enforcement thereof.

10.8 Injunctive Relief. It is understood and agreed that any breach by Licensee of any of its obligations or agreements under any of Sections 2.1, 2.2, 2.27, 4.2, 4.3, 4.4, 4.5, 4.6, 7.5 and 10.1, and under either of Articles V and VIII would cause irreparable injury to Licensor for which money damages would not be a sufficient remedy. In addition, it is understood and agreed that any breach by Licensor of any of its obligations or agreements under any of Sections 2.27, 7.5 and 10.1 and under Article VIII would cause irreparable injury to Licensee for which money damages would not be a sufficient remedy. Accordingly, in addition to any remedies available at law, the Parties shall each, as the case may be, be entitled to seek equitable relief, including a restraining order, an injunction and an order of specific performance in the event of any breach or threatened breach by the other Party of any of its respective obligations or agreements under the Sections and Articles of this Agreement referenced above in this Section. Such remedies shall not be deemed to be the exclusive remedy for any such breach or threatened breach of this Agreement, but shall be in addition to all other remedies available to the Parties at law or in equity. The breach or threatened breach of the provisions of the Sections and Articles of this Agreement referenced above shall not be subject to the dispute resolution provisions of this Agreement and the Parties need not pursue dispute resolution prior to seeking relief pursuant to this Section.

10.9 Remedies. Except as provided herein to the contrary, no remedy conferred by any specific provision of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, or now, or hereafter existing at law, in equity, by statute or otherwise. The election of one or more remedies by either Party shall not constitute a waiver of the right to pursue other available remedies.

10.10 Further Assurances. Each of the Parties agrees to execute and deliver any and all additional papers and documents, and to do any and all acts reasonably necessary in connection with the performance of its obligations hereunder or to carry out the intent of the Parties reflected herein.

10.11 No Agency, Joint Venture, Partnership. The Parties hereby agree that this Agreement merely constitutes a license & distribution agreement, and that no agency (except as expressly provided to the contrary in Section 4.6), joint venture or partnership is created hereby, and that neither Party shall incur obligations in the name of the other or be obligated in respect of any obligation of the other Party without the prior written consent of such other Party or such Party, as the case may be.

10.12 Severability. Should any part or provision of this Agreement be held unenforceable, the validity of the remaining parts or provisions shall not be affected by such holding so long as the primary purposes and intentions of the Parties can still be accomplished.

10.13 Negotiated Transaction. Each Party affirms to the other that it has had the opportunity to consult and discuss the provisions of this Agreement with independent legal counsel and fully understands the legal effect of each provision. For all purposes, this Agreement shall be deemed to have been drafted jointly by both Parties.

10.14 **Counterparts.** This Agreement may be executed in multiple counterparts, each of which shall be deemed an original instrument and which shall have the same force and effect as the original instrument, and all of which shall constitute one and the same agreement.

10.15 **Entire Agreement.** This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

10.16 **Jurisdiction and Venue.** Subject to the provisions of Article IX, all actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or any of the other documents or agreements contemplated herein to be executed by either of the Parties shall be litigated in courts having situs in New York, New York, and each Party hereby submits to the jurisdiction of such courts in any such action and hereby waives any rights it may have to transfer or change the jurisdiction or venue of any litigation brought against it in accordance with this Section.

10.17 **Governing Law.** This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the principles thereof relating to conflicts of laws.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, effective as of the day and year first set forth hereinabove.

LICENSOR: **WINDAUS ENERGY, INC.**

Corporate Seal --------→

WINDAUS ENERGY INC. ONTARIO CORPORATION

By: _______________
Maurice Deschamps – President

LICENSEE: **NATIVE AMERICAN ENERGY GROUP, INC.**

Corporate Seal --------→

Native American Energy Group Inc. CORPORATE SEAL 2005 NEVADA

By: _______________
Joseph G. D'Arrigo – President

EXHIBIT A – U.S. Federally Recognized Tribes - Listed by State

State: Alabama

1 Poarch Band of Creek Indians

State: Alaska

1 Angoon Community Association
2 Central Council of the Tlingit & Haida Indian Tr.
3 Chilkat Indian Village (Klukwan)
4 Chilkoot Indian Association (Haines)
5 Chinik Eskimo Community (Golovin)
6 Craig Community Association
7 Douglas Indian Association
8 Hoonah Indian Association
9 Hydaburg Cooperative Association
10 Ketchikan Indian Corporation
11 King Island Native Community
12 Klawock Cooperative Association
13 Native Village of Ambler
14 Native Village of Brevig Mission
15 Native Village of Buckland
16 Native Village of Council
17 Native Village of Deering
18 Native Village of Diomede (aka Inalik)
19 Native Village of Elim
20 Native Village of Gambell
21 Native Village of Kiana
22 Native Village of Kivalina
23 Native Village of Kobuk
24 Native Village of Kotzebue
25 Native Village of Koyuk
26 Native Village of Mary's Igloo
27 Native Village of Noatak
28 Native Village of Saint Michael
29 Native Village of Savoonga
30 Native Village of Shaktoolik
31 Native Village of Shishmaref
32 Native Village of Shungnak
33 Native Village of Wales
34 Native Village of White Mountain
35 Nome Eskimo Community
36 Noorvik Native Community
37 Organized Village of Kake
38 Organized Village of Kasaan
39 Organized Village of Saxman
40 Petersburg Indian Association
41 Sitka Tribe of Alaska
42 Wrangell Cooperative Association
43 Yakutat Tlingit Tribe
44 Alatna Village
45 Allakaket Village
46 Anvik Village
47 Atqasuk Village (Atkasook)
48 Beaver Village
49 Birch Creek Tribe
50 Chalkyitsik Village
51 Circle Native Community
52 Evansville Village (aka Bettles Field)
53 Galena Village (aka Louden Village)
54 Healy Lake Village
55 Holy Cross Village
56 Hughes Village
57 Huslia Village
58 Inupiat Community of the Arctic Slope
59 Kaktovik Village (aka Barter Island)
60 Koyukuk Native Village
61 Manley Hot Springs Village
62 McGrath Native Village
63 Native Village of Barrow Inupiat Traditional
64 Native Village of Eagle
65 Native Village of Fort Yukon
66 Native Village of Minto
67 Native Village of Nuiqsut (aka Nooiksut)
68 Native Village of Point Hope
69 Native Village of Point Lay
70 Native Village of Ruby
71 Native Village of Selawik
72 Native Village of Stevens
73 Native Village of Tanacross
74 Native Village of Tanana
75 Native Village of Teller
76 Native Village of Tetlin
77 Native Village of Unalakleet
78 Native Village of Venetie Tribal Govt
79 Nenana Native Association
80 Nikolai Village
81 Northway Village
82 Nulato Village
83 Organized Village of Grayling
84 Rampart Village
85 Shageluk Native Village
86 Stebbins Community Association
87 Takotna Village
88 Telida Village
89 Village of Anaktuvuk Pass
90 Village of Dot Lake
91 Village of Kaltag
92 Village of Solomon
93 Village of Wainwright
94 Agdaagux Tribe of King Cove
95 Akiachak Native Community
96 Akiak Native Community
97 Algaaciq Native Village (St. Mary's)
98 Asa'carsarmiut Tribe
99 Cheesh-Na Tribe
100 Chevak Native Village
101 Chickaloon Native Village
102 Chignik Bay Tribal Council
103 Chignik Lake Village
104 Chuloonawick Native Village
105 Curyung Tribal Council
106 Egegik Village
107 Eklutna Native Village
108 Ekwok Village
109 Emmonak Village
110 Gulkana Village
111 Igiugig Village
112 Iqurmuit Traditional Council
113 Ivanoff Bay Village
114 Kaguyak Village
115 Kasigluk Traditional Elders Council
116 Kenaitze Indian Tribe
117 King Salmon Tribe
118 Knik Tribe
119 Kokhanok Village
120 Lesnoi Village (aka Woody Island)
121 Levelock Village
122 Lime Village
123 Manokotak Village
124 Mentasta Traditional Council
125 Naknek Native Village
126 Native Village of Afognak
127 Native Village of Akhiok
128 Native Village of Akutan
129 Native Village of Aleknagik
130 Native Village of Atka
131 Native Village of Belkofski
132 Native Village of Cantwell
133 Native Village of Chenega
134 Native Village of Chignik Lagoon
135 Native Village of Chitina
136 Native Village of Chuathbaluk
137 Native Village of Eek
138 Native Village of Ekuk
139 Native Village of Eyak (Cordova)
140 Native Village of False Pass
141 Native Village of Gakona
142 Native Village of Georgetown
143 Native Village of Goodnews Bay
144 Native Village of Hamilton
145 Native Village of Hooper Bay
146 Native Village of Kanatak
147 Native Village of Karluk
148 Native Village of Kipnuk
149 Native Village of Kluti Kaah
150 Native Village of Kongiganak
151 Native Village of Kwigillingok
152 Native Village of Kwinhagak
153 Native Village of Larsen Bay
154 Native Village of Marshall
155 Native Village of Mekoryuk
156 Native Village of Nanwalek
157 Native Village of Napaimute
158 Native Village of Napakiak
159 Native Village of Napaskiak
160 Native Village of Nelson Lagoon
161 Native Village of Nightmute
162 Native Village of Nikolski
163 Native Village of Nunam Iqua
164 Native Village of Nunapitchuk
165 Native Village of Ouzinkie
166 Native Village of Paimiut
167 Native Village of Perryville
168 Native Village of Pilot Point
169 Native Village of Pitka's Point
170 Native Village of Port Graham
171 Native Village of Port Heiden
172 Native Village of Port Lions
173 Native Village of Scammon Bay
174 Native Village of Tatitlek
175 Native Village of Tazlina
176 Native Village of Tuntutuliak
177 Native Village of Tununak
178 Native Village of Tyonek
179 Native Village of Unga
180 New Koliganek Village
181 New Stuyahok Village
182 Newhalen Village
183 Newtok Village
184 Ninilchik Village
185 Nondalton Village
186 Nunakauyarmiut
187 Organized Village of Kwethluk
188 Orutsararmuit Native Village
189 Oscarville Traditional Village
190 Pauloff Harbor Village
191 Pedro Bay Village
192 Pilot Station Traditional Village
193 Platinum Traditional Village
194 Portage Creek Village
195 Pribilof Islands Aleut Communities
196 Qagan Tayagungin Tribe of Sand Point
197 Qawalangin Tribe of Unalaska
198 Seldovia Village Tribe
199 Skagway Village
200 South Naknek Village
201 Sun'aq Tribe of Kodiak
202 Traditional Village of Togiak
203 Tuluksak Native Community
204 Twin Hills Village
205 Ugashik Village
206 Umkumiute Native Village
207 Village of Alakanuk

Alaska Continued:
208 Village of Aniak
209 Village of Atmautluak
210 Village of Bill Moore's Slough
211 Village of Chefornak
212 Village of Clarks Point
213 Village of Crooked Creek
214 Village of Iliamna
215 Village of Kalskag
216 Village of Kotlik
217 Village of Lower Kalskag
218 Village of Ohogamiut
219 Village of Old Harbor
220 Village of Red Devil
221 Village of Salamatoff
222 Village of Sleetmute
223 Village of Stony River
224 Yupiit of Andreafski
225 Metlakatla Indian Community Reserve

State: Arizona
1 Navajo Nation, Arizona, New Mexico & Utah
2 Colorado River Indian Tribes
3 Fort Mojave Indian Tribe of AZ, CA & NV
4 White Mountain Apache Tribe
5 Cocopah Tribe of Arizona
6 Quechan Tribe of the Fort Yuma Indian Res.
7 Hopi Tribe of Arizona
8 Tohono O'odham Nation
9 Ak Chin Indian Community
10 Gila River Indian Community
11 Fort McDowell Yavapai Nation
12 Pascua Yaqui Tribe of Arizona
13 Salt River Pima-Maricopa Indian
14 San Carlos Apache Tribe
15 Kaibab Band of Paiute Indians
16 San Juan Southern Paiute Tribe
17 Havasupai Tribe
18 Hualapai Indian Tribe
19 Tonto Apache Tribe
20 Yavapai-Apache Nation
21 Yavapai-Prescott Tribe

State: California
1 Berry Creek Rancheria
2 Big Pine Band of Owens Valley
3 Big Sandy Rancheria
4 Big Valley Band
5 Bridgeport Paiute Indian Colony
6 Buena Vista Rancheria
7 Cachil DeHe Band of
8 Cahto Indian Tribe
9 California Valley Miwok
10 Chicken Ranch Rancheria
11 Cloverdale Rancheria
12 Cold Springs Rancheria
13 Cortina Indian Rancheria
14 Coyote Valley Band
15 Death Valley Timbi-Sha Shoshone Band
16 Dry Creek Rancheria
17 Elem Indian Colony
18 Enterprise Rancheria
19 Federated Indians of Graton Rancheria
20 Fort Independence Indian Community
21 Greenville Rancheria
22 Grindstone Indian Rancheria
23 Guidiville Rancheria
24 Habematolel Pomo of Upper Lake
25 Hopland Band of Pomo Indians
26 Ione Band of Miwok Indians
27 Jackson Rancheria of Me-Wuk Indians
28 Kashia Band of Pomo Indians
29 Lower Lake Rancheria
30 Lytton Rancheria of California
31 Manchester Band of Pomo Indians
32 Mechoopda Indian Tribe of Chico Rancheria
33 Middletown Rancheria of Pomo Indians
34 Mooretown Rancheria of Maidu
35 Northfork Rancheria of Mono Indians
36 Paiute-Shoshone Indians... Bishop Colony
37 Paiute-Shoshone Indians- Lone Pine Comm.
38 Paskenta Band of Nomlaki Indians
39 Picayune Rancheria of Chukchansi Indians
40 Pinoleville Pomo Nation
41 Potter Valley Tribe
42 Redwood Valley Rancheria of Pomo Indians
43 Robinson Rancheria of Pomo Indians
44 Round Valley Indian Tribes
45 Rumsey Indian Rancheria of Wintun Indians
46 Santa Rosa Indian Community
47 Scotts Valley Band of Pomo Indians
48 Sherwood Valley Rancheria of Pomo Indians
49 Shingle Springs Band of Miwok Indians
50 Table Mountain Rancheria of California
51 Tule River Indian Tribe of the Tule River Res
52 Tuolumne Band of Me-Wuk
53 United Auburn Indian
54 Utu Utu Gwaitu Paiute Tribe
55 Alturas Indian Rancheria
56 Bear River Band of the Rohnerville Rancheria
57 Big Lagoon Rancheria
58 Blue Lake Rancheria
59 Cedarville Rancheria
60 Cher-Ae Heights Indian Community
61 Elk Valley Rancheria
62 Fort Bidwell Indian Community
63 Hoopa Valley Tribe
64 Karuk Tribe of California
65 Pit River
66 Quartz Valley Indian Community
67 Redding Rancheria
68 Resighini Rancheria
69 Smith River Rancheria
70 Susanville Indian Rancheria
71 Wiyot Tribe
72 Yurok Tribe of the Yurok Reservation
73 Cabazon Band of Mission Indians
74 Agua Caliente Band of Cahuilla Indians
75 Augustine Band of Cahuilla Indians
76 Cahuilla Band of Mission Indians
77 Campo Band of Diegueno Mission Indians
78 Capitan Grande Band
79 Ewiiaapaayp Band of Kumeyaay Indians
80 Inaja Band of Diegueno Mission Indians
81 Jamul Indian Village of California
82 La Jolla Band of Luiseno Mission Indians
83 La Posta Band of Diegueno Mission Indians
84 Los Coyotes Band of Cahuilla & Cupeno Inds.
85 Manzanita Band of Diegueno Mission
86 Mesa Grande Band
87 Morongo Band of Cahuilla Mission
88 Pala Band of Luiseno Mission
89 Pauma Band of Luiseno Mission
90 Pechanga Band of Luiseno Mission
91 Ramona Band or Village of Cahuilla Mission
92 Rincon Band of Luiseno Mission Indians
93 San Manual Band of Serrano Mission Indians
94 San Pasqual Band of Diegueno Mission Ind.
95 Santa Rosa Band of Cahuilla
96 Santa Ynez Band of Chumash Mission
97 Santa Ysabel Band of Diegueno Mission Inds.
98 Soboba Band of Luiseno Indians
99 Sycuan Band of the Kumeyaay Nation
100 Torres Martinez Desert Cahuilla Indians
101 Twenty-Nine Palms Band of Mission Indians
102 Chemehuevi Indian Tribe
103 Colorado River Indian Tribes
104 Fort Mojave Indian Tribe
105 Quechan Tribe of the Fort Yuma Indian Res.
106 Washoe Tribe of Nevada & California

State: Colorado
1 Southern Ute Indian Tribe
2 Ute Mountain Tribe of the Ute Mountain Res.,

State: Connecticut
1 Mashantucket Pequot Tribe of Connecticut
2 Mohegan Indian Tribe of Connecticut

State: Florida
1 Miccosukee Tribe of Indians of Florida
2 Seminole Tribe of Florida

State: Idaho
1 Coeur D'Alene Tribe
2 Shoshone-Bannock Tribes
3 Kootenai Tribe of Idaho
4 Nez Perce Tribe
5 Shoshone-Paiute Tribes

State: Indiana
1 Pokagon Band of Potawatomi Indians

State: Iowa
1 Omaha Tribe of Nebraska, Iowa
2 Winnebago Tribe of Nebraska, Iowa
3 Ponca Tribe of Nebraska
4 Sac & Fox Tribe of the Mississippi in Iowa

State: Kansas
1 Iowa Tribe of Kansas and Nebraska
2 Kickapoo Tribe of Indians
3 Prairie Band of Potawatomi Nation
4 Sac & Fox Nation of Missouri

State: Louisiana
1 Chitimacha Tribe of Louisiana
2 Coushatta Tribe of Louisiana
3 Jena Band of Choctaw Indians
4 Tunica-Biloxi Indian Tribe of Louisiana

State: Maine
1 Aroostook Band of Micmac Indians of Maine
2 Houlton Band of Maliseet Indians of Maine
3 Passamaquoddy Tribe of Maine
4 Penobscot Tribe of Maine

State: Massachusetts
1 Mashpee Wampanoag Tribe
2 Wampanoag Tribe of Gay Head (Aquinnah)

State: Michigan
1 Bay Mills Indian Community
2 Grand Traverse Band of Ottawa & Chippewa
3 Hannahville Indian Community
4 Huron Potawatomi, Inc.
5 Keweenaw Bay Indian Community
6 Lac Vieux Desert Band
7 Little River Band of Ottawa Indians
8 Little Traverse Bay Bands of Odawa Indians
9 Match-e-be-nash-she-wish Band
10 Pokagon Band of Potawatomi Indians
11 Saginaw Chippewa Indian Tribe of Michigan
12 Sault Ste. Marie Tribe of Chippewa Indians

State: Minnesota
1 Lower Sioux Indian Community
2 Prairie Island Indian Community
3 Shakopee Mdewakanton Sioux Community
4 Upper Sioux Community
5 Minnesota Chippewa Tribe, Minnesota
6 Red Lake Band of Chippewa Indians

State: Mississippi
1 Mississippi Band of Choctaw Indians

State: Montana
1 Confederated Salish & Kootenai Tribes
2 Blackfeet Tribe of the Blackfeet Indian Res.
3 Crow Tribe of Montana
4 Fort Belknap Indian Community
5 Assiniboine and Sioux Tribes of Fort Peck Res.
6 Northern Cheyenne Tribe
7 Chippewa-Cree Indians of Rocky Boy's Res.

State: Nebraska
1 Omaha Tribe of Nebraska, Iowa
2 Santee Sioux Nation
3 Winnebago Tribe of Nebraska, Iowa
4 Ponca Tribe of Nebraska
5 Iowa Tribe of KS and NE Sac & Fox Nation

State: Nevada
1 Fort Mojave Indian Tribe
2 Confederated Tribes of the Goshute Res.
3 Duckwater Shoshone Tribe
4 Ely Shoshone Tribe of Nevada
5 Shoshone-Paiute Tribes
6 Te-Moak Tribe of Western Shoshone Indians
7 Las Vegas Tribe of Paiute Indians
8 Moapa Band of Paiute Indians
9 Fort McDermitt Paiute and Shoshone Tribes
10 Lovelock Paiute Tribe
11 Paiute-Shoshone Tribe of the Fallon Res.
12 Pyramid Lake Paiute Tribe
13 Reno-Sparks Indian Colony
14 Summit Lake Paiute Tribe of Nevada
15 Walker River Paiute Tribe
16 Washoe Tribe of Nevada
17 Winnemucca Indian Colony of Nevada
18 Yerington Paiute Tribe
19 Yomba Shoshone Tribe of the Yomba Res.

State: New Mexico
1 Navajo Nation, Arizona, New Mexico & Utah
2 Jicarilla Apache Nation
3 Pueblo of Laguna
4 Mescalero Apache Tribe of the Mescalero Res.
5 Ohkay Owingeh (formerly Pueblo of San Juan)
6 Pueblo of Nambe
7 Pueblo of Picuris
8 Pueblo of Pojoaque
9 Pueblo of San Ildefonso
10 Pueblo of Santa Clara
11 Pueblo of Taos
12 Pueblo of Tesuque
13 Pueblo of Acoma
14 Pueblo of Cochiti
15 Pueblo of Isleta
16 Pueblo of Jemez
17 Pueblo of San Felipe
18 Pueblo of Sandia
19 Pueblo of Santa Ana
20 Pueblo of Santo Domingo
21 Pueblo of Zia
22 Ute Mountain Tribe of the Ute Mountain Res.
23 Zuni Tribe of the Zuni Reservation

State: New York
1 Cayuga Nation of New York
2 Oneida Nation of New York
3 Onondaga Nation of New York
4 Saint Regis Mohawk Tribe
5 Seneca Nation of New York
6 Tonawanda Band of Seneca Indians of NY
7 Tuscarora Nation of New York

State: North Carolina
1 Eastern Band of Cherokee Indians

State: North Dakota
1 Three Affiliated Tribes of the Fort Berthold Res.
2 Spirit Lake Tribe
3 Sisseton-Wahpeton Oyate Lake Traverse Res.
4 Standing Rock Sioux Tribe
5 Turtle Mountain Band of Chippewa Indians

State: Oklahoma
1 Chickasaw Nation
2 Cherokee Nation
3 United Keetoowah Band of Cherokee Indians
4 Eastern Shawnee Tribe of Oklahoma
5 Miami Tribe
6 Modoc Tribe
7 Ottawa Tribe
8 Peoria Tribe of Indians
9 Quapaw Tribe of Indians
10 Seneca-Cayuga Tribe
11 Shawnee Tribe
12 Wyandotte Nation
13 Alabama-Quassarte Tribal Town
14 Kialegee Tribal Town
15 Muscogee (Creek) Nation
16 Thlopthlocco Tribal Town
17 Osage Tribe
18 Choctaw Nation
19 Seminole Nation
20 Iowa Tribe
21 Apache Tribe
22 Caddo Nation
23 Comanche Nation
24 Delaware Nation
25 Fort Sill Apache Tribe
26 Kiowa Indian Tribe
27 Wichita and Affiliated Tribes
28 Cheyenne and Arapaho Tribes
29 Kaw Nation
30 Otoe-Missouria Tribe of Indians
31 Pawnee Nation
32 Ponca Tribe of Indians
33 Tonkawa Tribe of Indians
34 Absentee-Shawnee Tribe of Indians
35 Citizen Potawatomi Nation
36 Sac & Fox Nation
37 Kickapoo Tribe

State: Oregon
1 Klamath Tribes
2 Confederated Tribes of the Coos
3 Confederated Tribes of the Grand Ronde
4 Confederated Tribes of the Siletz Reservation
5 Coquille Tribe of Oregon
6 Cow Creek Band of Umpqua Indians of Oregon
7 Confederated Tribes of the Umatilla Res.
8 Burns Paiute Tribe of the Burns Paiute Colony
9 Confederated Tribes of the Warm Springs Res.
10 Fort McDermitt Paiute and Shoshone Tribes

State: Rhode Island
1 Narragansett Indian Tribe

State: South Carolina
1 Catawba Indian Nation (aka Catawba Tribe)

State: South Dakota
1 Cheyenne River Sioux Tribe
2 Crow Creek Sioux Tribe
3 Flandreau Santee Sioux Tribe
4 Lower Brule Sioux Tribe
5 Oglala Sioux Tribe of the Pine Ridge Res.
6 Rosebud Sioux Tribe
7 Sisseton-Wahpeton Oyate Lk Traverse Res.
8 Standing Rock Sioux Tribe
9 Yankton Sioux Tribe of South Dakota

State: Texas
1 Alabama-Coushatta Tribes of Texas
2 Kickapoo Traditional Tribe of Texas
3 Ysleta Del Sur Pueblo of Texas

State: Utah
1 Navajo Nation, Arizona, New Mexico & Utah
2 Northwestern Band of Shoshoni Nation of Utah
3 Ute MountainTribe of the Ute Mountain Res.
4 Confederated Tribes of the Goshute Res.
5 Paiute Indian Tribe of Utah
6 Skull Valley Band of Goshute Indians of Utah
7 Ute Indian Tribe of the Uintah & Ouray Res.

State: Washington
1 Confederated Tribes of the Colville Res.
2 Makah Indian Tribe of the Makah Indian Res.
3 Confederated Tribes of the Chehalis Res.
4 Cowlitz Indian Tribe
5 Hoh Indian Tribe of the Hoh Indian Res
6 Jamestown S'Klallam Tribe of Washington
7 Lower Elwha Tribal Community
8 Quileute Tribe of the Quileute Reservation
9 Shoalwater Bay Tribe
10 Skokomish Indian Tribe
11 Squaxin Island Tribe
12 Lummi Tribe of the Lummi Reservation
13 Muckleshoot Indian Tribe
14 Nisqually Indian Tribe
15 Nooksack Indian Tribe of Washington
16 Port Gamble Indian Community
17 Puyallup Tribe of the Puyallup Reservation
18 Samish Indian Tribe
19 Sauk-Suiattle Indian Tribe of Washington
20 Snoqualmie Tribe
21 Stillaguamish Tribe of Washington
22 Suquamish Indian Tribe
23 Swinomish Indians
24 Tulalip Tribes of the Tulalip Reservation
25 Upper Skagit Indian Tribe of Washington
26 Kalispel Indian Community
27 Spokane Tribe of the Spokane Reservation
28 Quinault Tribe of the Quinault Reservation
29 Confederated Tribes and Bands

State: Wisconsin
1 Bad River Band of the Lake Superior Tribe
2 Forest County Potawatomi Community
3 Ho-Chunk Nation of Wisconsin
4 Lac Courte Oreilles
5 Lac du Flambeau Band
6 Oneida Tribe of Indians
7 Red Cliff Band
8 Sokaogon Chippewa Community
9 St. Croix Chippewa Indians of Wisconsin
10 Stockbridge Munsee Community
11 Menominee Indian Tribe of Wisconsin

State: Wyoming
1 Arapahoe Tribe of the Wind River Reservation
2 Shoshone Tribe of the Wind River Reservation